Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On May 7, 2018, IFF, Frutarom and Merger Sub entered into a merger agreement that provides for the acquisition of Frutarom by IFF. Subject to the satisfaction or waiver of certain other closing conditions, IFF will acquire Frutarom through the merger of Merger Sub with and into Frutarom, with Frutarom surviving the merger and becoming a wholly owned subsidiary of IFF.

The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the merger and certain other adjustments listed below.

The unaudited pro forma condensed combined balance sheet as of June 30, 2018, and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively, are presented herein. The unaudited pro forma condensed combined balance sheet combines the unaudited consolidated balance sheets of IFF and Frutarom as of June 30, 2018, and gives effect to the merger as if it occurred on June 30, 2018. The unaudited pro forma condensed combined statements of operations combine the historical results of IFF and Frutarom for the six months ended June 30, 2018, and the year ended December 31, 2017, and give effect to the merger as if it occurred on January 1, 2017. The historical financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the unaudited condensed combined statements of operations, expected to have a continuing impact on the combined entity’s condensed results.

The merger of IFF and Frutarom will be accounted for using the acquisition method of accounting as per the provisions of Accounting Standards Codification 805, “Business Combinations”, which we refer to as ASC 805, with IFF representing the accounting acquirer under this guidance. The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X and primarily give effect to the merger adjustments, which include:

•	Adjustments to reconcile Frutarom’s historical audited and unaudited financial statements prepared in accordance with IFRS as issued by the IASB to U.S. GAAP;

•	Conforming accounting policies and presentation;

•	Application of the acquisition method of accounting in connection with the merger;

•	Adjustments to reflect repayment of certain existing debt facilities of Frutarom and IFF as well as financing arrangements entered into in connection with the merger; and

•	Effect of acquisition-related costs in connection with the merger.

The pro forma adjustments included in this document are subject to modification based on changes in interest rates, changes in share prices, the final determination of the fair value of the assets acquired and liabilities assumed, additional analysis, and additional information that may become available, which may cause the final adjustments to be materially different from the pro forma condensed combined financial statements presented below. Following the consummation of the merger, IFF management will perform a detailed review of Frutarom’s accounting policies in an effort to determine if differences in accounting policies require further reclassification of Frutarom’s results of operations or reclassification of assets or liabilities to conform to IFF’s accounting policies and classification. As a result, IFF may subsequently identify additional material differences in the accounting policies which could have a material impact on the unaudited pro forma combined financial information.

The unaudited pro forma condensed combined financial information presented is for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the merger had been completed on the dates set forth above, nor is it indicative of future results or financial position of the combined company. Additionally, the final determination of the purchase price and the purchase price allocation, upon the completion of the merger, will be based on Frutarom’s net assets acquired as of that date and will depend on a number of factors that cannot be predicted with certainty at this time. The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the merger or potential divestitures that may occur prior to, or subsequent to, the completion of the merger or any acquisition and integration costs that may be incurred. The pro forma adjustments, which IFF believes are reasonable under the circumstances, are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Any changes to IFF’s stock price, from September 17, 2018 through the date the merger is completed, will also change the purchase price, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the pro forma condensed combined financial statements presented in this document.

The unaudited pro forma condensed combined financial information should be read in conjunction with the notes to the unaudited pro forma condensed combined financial information, Frutarom’s audited financial statements for the year ended December 31, 2017 and Frutarom’s unaudited quarterly financial statements for the quarterly period ended June 30, 2018, as well as IFF’s consolidated financial statements and related notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 2017 and IFF’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2018

(In thousands, except per-share data)
	Historical
	IFF (US GAAP)	FRUTAROM (US GAAP)	Purchase Accounting Adjustments	Notes	Other Pro Forma Adjustments	Notes	Total
Assets
Current Assets:
Cash and Cash Equivalents	$322,423	$119,807	$(4,258,273)	3	$4,339,940	6k	$523,897
Trade receivables, net	723,855	321,797	—		—		1,045,652
Inventory	695,192	338,881	33,119	6c	—		1,067,192
Prepaid expenses and other current assets	285,110	27,949	—		(26,141)	6h	286,918

Total Current Assets	2,026,580	808,434	(4,225,154)		4,313,799		2,923,659
Property, plant and equipment, net	867,629	336,591	—		—		1,204,220
Goodwill	1,148,586	589,250	3,723,185	6b	—		5,461,021
Other intangible assets, net	391,426	442,647	2,087,353	4	—		2,921,426
Deferred income taxes assets	82,204	4,512	—		—		86,716
Other assets	157,017	41,054	—		—		198,071

Total Assets	$4,673,442	$2,222,488	$1,585,384		$4,313,799		$12,795,113

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Short term borrowings	6,500	397,601	—		198,088	6f	602,189
Accounts payable	315,656	225,998	—		—		541,654
Dividends payable	54,488	—	21,093	3	—		75,581
Other current liabilities	322,726	26,359	47,007	4	(35,080)	6l	361,012

Total Current Liabilities	699,370	649,958	68,100		163,008		1,580,436

Long-term debt	1,717,189	399,833	—		1,969,322	6f	4,086,344
Retirement liabilities	226,221	33,690	—		—		259,911
Deferred income tax liabilities	—	66,234	401,790	6d	—		468,024
Other liabilities	274,459	19,802	(2,186)	4	—		292,075

Total Other Liabilities	2,217,869	519,559	399,604		1,969,322		5,106,354

Redeemable Noncontrolling Interest	—	131,398	—		—		131,398
Shareholders’ Equity:
Common Stock	14,470	17,094	(17,094)	6e	1,583	6f	16,053
Capital in excess of par value	167,432	116,132	1,217,185	6e	2,264,305	6f	3,765,054
Treasury stock, at cost	(1,732,001)	(3,693)	705,083	6e	—		(1,030,611)
Other equity	3,299,954	787,494	(787,494)	6e	(84,419)	6e	3,215,535

Total Shareholders’ Equity	1,749,855	917,027	1,117,680		2,181,469		5,966,031

Noncontrolling interest	6,348	4,546	—		—		10,894

Total Shareholders’ Equity including NCI	1,756,203	921,573	1,117,680		2,181,469		5,976,925

Total Liabilities and Shareholders’ Equity	$4,673,442	$2,222,488	$1,585,384		$4,313,799		$12,795,113

See the accompanying “Notes to the Unaudited Pro Forma Condensed Combined Financial Information”, which are an integral part hereof. The pro forma adjustments are explained in the notes below.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2018

(In thousands, except per-share data)
	Historical
	IFF (US GAAP)	FRUTAROM (US GAAP)	Purchase Accounting Adjustments	Notes	Other Pro Forma Adjustments	Notes	Total
Revenue:
Net sales	$1,850,944	$786,110	$—		$—		$2,637,054
Cost of goods sold	1,046,419	466,928	—		—		1,513,347

Gross profit	804,525	319,182	—		—		1,123,707

Expenses:
Research and development expenses	153,244	30,770	—		—		184,014
Selling and administrative expenses	300,051	141,640	—		(12,455)	6h	429,236
Restructuring and other charges, net	1,903	—	—		—		1,903
Amortization of acquisition-related intangibles	18,769	13,466	59,912	6a	—		92,147
Gain on sales of fixed assets	1,195	(691)	—		—		504

Total expenses	475,162	185,185	59,912		(12,455)		707,804

Operating profit	329,363	133,997	(59,912)		12,455		415,903

Other income (expense):			—				—
Interest expense	69,841	12,758	—		43,670	6f	126,269
Other (income) expense, net	(21,232)	(950)	—		(10,979)	6g	(33,161)

Total other income (expense)	48,609	11,808	—		32,691		93,108
Income before taxes	280,754	122,189	(59,912)		(20,236)		322,795
Taxes on income	52,190	23,600	(11,503)	6a	(4,443)	6j	59,844

Net income (Including Noncontrolling Interests)	228,564	98,589	(48,409)		(15,793)		262,951
Less: noncontrolling interests	—	3,205	—		—		3,205

Net Income	$228,564	$95,384	$(48,409)		$(15,793)		$259,746

Net income per share—basic	$2.89	$1.60					$2.34
Net income per share—diluted	$2.87	$1.59					$2.31

Basic shares outstanding	79,041	59,678					111,208
Diluted shares outstanding	79,347	60,057					112,677

See the accompanying “Notes to the Unaudited Pro Forma Condensed Combined Financial Information”, which are an integral part hereof. The pro forma adjustments are explained in the notes below.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2017

(In thousands, except per-share data)
	IFF (US GAAP)	FRUTAROM (US GAAP)	Purchase Accounting Adjustments	Notes	Other Pro Forma Adjustments	Notes	Total
Revenue:
Net sales	$3,398,719	$1,362,396	$—		$—		$4,761,115
Cost of goods sold	1,919,718	$837,271	—		6,538	6i	$2,763,527

Gross profit	1,479,001	525,125	—		(6,538)		1,997,588

Expenses:
Research and development expenses	286,026	43,644	—		9,443	6i	339,113
Selling and administrative expenses	557,311	246,332	—		12,833	6i	816,476
Restructuring and other charges, net	19,711	(340)	—		—		19,371
Amortization of acquisition-related intangibles	34,694	22,193	119,824	6a	—		176,711
Gain on sales of fixed assets	(184)	1,934	—		—		1,750

Total expenses	897,558	313,763	119,824		22,276		1,353,421

Operating profit	581,443	211,362	(119,824)		(28,814)		644,167

Other (income) expense:
Interest expense	65,363	10,075	—		84,595	6f	160,033
Other (income) expense, net	(20,965)	13,325	—		(28,814)	6i	(36,454)

Total other (income) expense	44,398	23,400	—		55,781		123,579

Income before taxes	537,045	187,962	(119,824)		(84,595)		520,588
Taxes on income	241,380	35,105	(23,486)	6a	(20,179)	6j	232,820

Net income (Including Noncontrolling Interests)	295,665	152,857	(96,338)		(64,416)		287,768
Less: noncontrolling interests	—	4,895	—		—		4,895

Net Income	295,665	147,962	(96,338)		(64,416)		282,873

Net income per share—basic	3.73	2.49					2.54
Net income per share—diluted	3.72	2.48					2.52

Basic shares outstanding	79,070	59,342					111,237
Diluted shares outstanding	79,370	59,632					112,700

See the accompanying “Notes to the Unaudited Pro Forma Condensed Combined Financial Information”, which are an integral part hereof. The pro forma adjustments are explained in the notes below.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(In US$ thousands, except per share data and as otherwise noted)

Note 1—Description of Business Combination

On May 7, 2018, International Flavors & Fragrances (“IFF”) entered into an Agreement and Plan of Merger (the “merger agreement”) with Frutarom Industries Ltd., a company organized under the laws of the State of Israel (“Frutarom”) and Icon Newco Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of IFF (“Merger Sub”). Pursuant to the merger agreement, subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into Frutarom (the “merger”), with Frutarom continuing as the surviving company in the merger and a wholly owned subsidiary of IFF.

At the completion of the merger, each ordinary share, par value Israeli New Shekel (to be referred as “NIS”) 1.00 per share, of Frutarom (the “Frutarom ordinary shares”) issued and outstanding immediately prior to the completion of the merger (other than Frutarom ordinary shares held by Frutarom as treasury stock (dormant shares) or held directly or indirectly by IFF, Merger Sub or any wholly owned subsidiary of Frutarom) will be converted into the right to receive (i) $71.19 in cash (the “cash consideration”) and (ii) 0.249 of a validly issued, fully paid and non-assessable share of common stock, par value $0.125 per share, of IFF (“IFF common stock”), with cash in lieu of fractional shares of IFF common stock otherwise issuable (such shares of IFF common stock and any such cash in lieu of fractional shares, together with the cash consideration, the “merger consideration”), in each case without interest and subject to applicable tax withholding.

At the completion of the merger, each Frutarom stock option and Frutarom restricted stock award that is outstanding and vested as of immediately prior to the completion of the merger, will be canceled in exchange for the right to receive the merger consideration in respect of each net share subject to such vested Frutarom stock option or Frutarom restricted stock award, less applicable tax withholding. For this purpose, “net share” means, with respect to a Frutarom stock option or Frutarom restricted stock award, the quotient of (i) the product of (A) the excess, if any, of the value of the merger consideration (calculated as specified in the merger agreement) over the exercise price or purchase price per Frutarom ordinary share (as applicable) subject to such Frutarom stock option or Frutarom restricted stock award, multiplied by (B) the number of Frutarom ordinary shares subject to such Frutarom stock option or Frutarom restricted stock award, divided by (ii) the value of the merger consideration.

The merger agreement provides for the Frutarom board of directors to declare a special dividend, on a per share basis, equal to the product of (a) 0.249 and (b) the aggregate per share value of IFF dividends with a record date after the date of the merger agreement and prior to the closing of the merger.

Note 2—Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X and was based on the historical financial statements of IFF and Frutarom as of and for the year ended December 31, 2017 and as of and for the six months ended June 30, 2018. IFF is deemed to be the accounting acquirer and the pro forma adjustments are preliminary and are based on estimates that are subject to change. The combined group will not be a “foreign private issuer” as defined in Rule 405 under the Securities Act and Rule 3b-4(c) under the Exchange Act, accordingly the pro forma information of the combined group is prepared in accordance with U.S. GAAP.

The unaudited pro forma condensed combined statements of operations were prepared using:

•	the historical unaudited consolidated statements of operations and comprehensive income of IFF for the six months ended June 30, 2018;

•	the historical audited consolidated statements of operations and comprehensive income of IFF for the year ended December 31, 2017;

•	the historical unaudited condensed consolidated statements of operations of Frutarom for the six months ended June 30, 2018; and

•	the historical audited consolidated income statement of Frutarom for the year ended December 31, 2017.

IFF’s historical audited and unaudited financial statements were prepared in accordance with U.S. GAAP and presented in thousands of U.S. dollars. Frutarom’s historical audited and unaudited financial statements were prepared in accordance with IFRS as issued by the IASB and presented in thousands of U.S. dollars. Certain reclassifications were made to align Frutarom’s financial statement presentation with that of IFF (see Note 5).

Frutarom’s historical audited and unaudited financial statements were reconciled to U.S. GAAP. In addition, a preliminary review of IFRS to U.S. GAAP differences and related accounting policies has been completed based on information made available to date (see Note 5 for further information). However, following the consummation of the merger, IFF management will conduct a detailed review. As a result of that review, IFF management may identify differences that, when finalized, could have a material impact on the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statements of operations also include certain purchase accounting adjustments, including items expected to have a continuing impact on the condensed combined results.

Note 3—Estimated Purchase Price

Pursuant to the merger, shareholders of Frutarom will receive $71.19 in cash and 0.249 shares of IFF’s common stock for each Frutarom ordinary share held prior to the merger. If the aggregate number of shares of IFF common stock to be issued pursuant to the merger agreement would exceed 19.9% of the issued and outstanding shares of IFF common stock immediately prior to the entry into the merger agreement, rounded down to the nearest whole share, the exchange ratio will be reduced by the minimum extent necessary such that the foregoing clause is no longer true, and the cash component of the merger consideration will also be increased accordingly.

The following table summarizes the components of the preliminary estimated purchase price:

(In USD thousands, except share data and exchange ratio)
Estimated Frutarom’s shares outstanding(i)		59,654,657
Cash consideration per share(ii)		$71.19

Total cash paid to shareholders of Frutarom		$4,246,815

Estimated cash paid to vested stock option holders(iii)		11,458
Estimated accrual for unvested stock option holders(iv)		17,007
Estimated closing dividend payable(v)		21,093

Estimated cash portion of purchase price	A	$4,296,373

Estimated Frutarom’s shares outstanding		59,654,657
Exchange ratio(vi)		0.249
Total common shares of IFF to be issued(viii)		14,854,010
IFF’s share price(vii)		136.49

Total equity consideration paid to shareholders of Frutarom		$2,027,424
Estimated equity consideration paid to vested stock Frutarom option holders(iii)		7,283

Estimated equity portion of purchase price	B	$2,034,707

Total estimated consideration to be paid	A+B	$6,331,080

(i)	Number of shares outstanding as of June 30, 2018.
(ii)	Cash consideration per share as per the merger agreement.
(iii)	Estimated cash and equity consideration payable to the vested Frutarom stock option holders on a diluted basis.
(iv)	Estimated pro rata portion of the unvested Frutarom stock options attributable to pre-combination services. The pro forma adjustment has been recorded in other current liabilities.
(v)

Estimated aggregate dividend payable to Frutarom shareholders prior to closing considering the exchange ratio, as set forth in the merger agreement, and cash dividends declared by IFF prior to closing. The aggregate amount of cash dividends declared per share of IFF with a record date occurring on or after the date of the merger agreement and prior to closing is equal to $1.42 per share. The amount is subject to change if IFF’s dividend rate changes prior to closing. The pro forma adjustment has been recorded in dividends payable.

(vi)	Exchange ratio as set forth in the merger agreement.
(vii)	Closing price of IFF’s common stock on the New York Stock Exchange on September 17, 2018.
(viii)	Common shares of IFF to be issued to Frutarom as merger consideration will be issued out of treasury shares of IFF (See Note 6(e)).

The final estimated merger consideration could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial information due to movements in IFF’s common stock price up to the closing date of the merger. A sensitivity analysis related to the fluctuation in the IFF’s common stock price was performed to assess the impact a hypothetical change of 10% on the closing price of IFF’s common stock on September 17, 2018, would have on the estimated merger consideration and goodwill as of the closing date. The following table shows the change in stock price, estimated merger consideration and goodwill:

	Purchase Price	Estimated Goodwill
As presented in the pro forma combined financial statements	6,331,080	4,312,435
10% increase in common stock price	6,535,509	4,516,864
10% decrease in common stock price	6,126,651	4,108,006

Note 4—Preliminary Purchase Price Allocation

Under the acquisition method of accounting, Frutarom’s assets and liabilities will be recorded at fair value at the date of the completion of the merger and combined with the historical carrying amounts of the assets and liabilities of IFF. In the unaudited pro forma condensed combined balance sheet, IFF’s cost to acquire Frutarom has been allocated to the assets acquired, liabilities assumed and goodwill based upon management’s preliminary estimate of what their respective fair values would be as if the merger closed on June 30, 2018. Accordingly, the unaudited pro forma condensed combined financial information includes a preliminary allocation of the purchase price based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material.

IFF has not completed a full, detailed valuation analysis necessary to determine the fair values of Frutarom’s identifiable assets to be acquired, liabilities to be assumed and redeemable and non-redeemable noncontrolling interest. The preliminary calculation of assets acquired and liabilities assumed performed for the purposes of these unaudited pro forma condensed combined financial statements was primarily limited to the identification and calculation of preliminary values for the intangible assets, property and equipment, inventory, deferred taxes and contingent consideration. The calculations necessary to estimate the fair values of the assets acquired and liabilities assumed have been performed based on publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions, as there are limitations on the type of information that can be exchanged between IFF and Frutarom at this time. Where applicable, the benchmark information was corroborated with an income approach methodology such as the relief from royalty or multi-period excess earnings method. IFF will continue to refine its identification and valuation of assets to be acquired and the liabilities to be assumed as further information becomes available.

The estimated values of the assets acquired, liabilities assumed and redeemable and non-redeemable noncontrolling interest will remain preliminary until after closing of the merger, at which time IFF will determine the fair values of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the merger and will be based on the fair values of the assets acquired and liabilities assumed as of the merger closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by IFF in the merger, reconciled to the estimate of total consideration expected to be transferred (in USD thousands):

	Frutarom’s U.S. GAAP	Fair Value Adjustments	Fair value
	(Note 5)
Purchase Consideration			6,331,080
Identifiable net assets:
Inventories	338,881	33,119	372,000
Property, plant and equipment	336,591	—	336,591
Identifiable intangible assets	442,647	2,087,353	2,530,000
Deferred tax assets	4,512	—	4,512
All other assets (excluding goodwill)	510,607	—	510,607
Existing contingent consideration	(42,186)	2,186	(40,000)
Transaction bonus	—	(30,000)	(30,000)
Deferred tax liabilities	(66,234)	(401,790)	(468,024)
All other liabilities	(1,061,097)	—	(1,061,097)

Total identifiable net assets	463,721	1,690,868	2,154,589
Redeemable Noncontrolling interest	(131,398)	—	(131,398)
Noncontrolling interest	(4,546)	—	(4,546)
Goodwill	589,250	3,723,185	4,312,435

Total	$917,027	$5,414,053	$6,331,080

The amount allocated to identifiable intangible assets has been attributed to the following assets (in thousands):

	Estimated Useful Life	Amount
Product Formulas	10 years	$340,000
Trade name	20 years	140,000
Customer relationships	20 years	2,050,000

Total identifiable intangible assets		$2,530,000

These intangible assets will be amortized over the estimated useful lives on a straight line basis. IFF believes that it represents the pattern in which economic benefits will be consumed.

In addition, pursuant to the merger agreement, the Frutarom board has the right to grant a transaction bonus to its CEO and selected employees before the merger is consummated to the extent of up to $20 million each. The transaction bonus to the CEO will be payable immediately prior to the closing of the merger. As of the date of this filing, management believes that the Frutarom board will approve the transaction bonus. The transaction bonus to employees is payable in two installments (i) 50% at closing and (ii) 50% after the completion of one year of service (subject to the terms of the merger agreement). IFF has determined that $30 million is a pre-merger expense to be accrued by Frutarom due to the fact that the transaction bonus was entered into by or on behalf of Frutarom. See table below (in USD thousands):

	Pre-combination expense	Post-combination expense
CEO	$20,000	—
Selected employees	10,000	10,000

Total bonus	$30,000	$10,000

Accordingly, pro forma condensed combined balance sheet has been adjusted to reflect an adjustment of $30,000 for transaction bonus payable by Frutarom, declared before the merger is consummated. This amount together with $17,007 for the accrual for unvested Frutarom stock options attributable to pre-combination services (see Note 3) has been shown as an adjustment to other current liabilities.

Note 5—Adjustments to Frutarom’s Historical Financial Statements to Conform to U.S. GAAP

Frutarom’s consolidated financial statements have been prepared in accordance with IFRS as issued by the IASB, which differs in certain material respects from U.S. GAAP.

The unaudited U.S. GAAP information includes a statement of financial position and statements of income of Frutarom derived from the historical consolidated financial statements as of and for the six months ended June 30, 2018 and the year ended December 31, 2017, prepared in accordance with IFRS as issued by the IASB. This balance sheet as of June 30, 2018 and statements of operations for the year ended December 31, 2017 and for the six months ended June 30, 2018 have been adjusted to reflect Frutarom’s consolidated statement of financial position and statements of profit or loss on a U.S. GAAP basis.

Certain balances presented in the historical Frutarom’s financial statements included within the unaudited pro forma condensed combined financial information have been reclassified to conform the presentation to that of IFF as indicated in the tables as below:

UNAUDITED FRUTAROM US GAAP BALANCE SHEET

As of June 30, 2018

	Frutarom (IFRS)	Reclassification Adjustments	Notes	IFRS to U.S. GAAP Adjustments	Notes	FRUTAROM (U.S. GAAP)
Assets
Current Assets:
Cash and Cash Equivalents	$119,807	—		—		$119,807
Accounts receivable:				—		—
Trade	296,906	(296,906)	5a	—		—
Other	24,891	(24,891)	5a	—		—
Trade receivables, net		321,797	5a	—		321,797
Prepaid expenses and advances to suppliers	27,949	(27,949)	5b	—		—
Prepaid expenses and other current assets		27,949	5b	—		27,949
Inventory	338,881	—		—		338,881

	808,434	—		—		808,434

Non-Current Assets:
Property, plant and equipment	369,517	—		(32,926)	5o	336,591
Intangible assets	1,031,897	(589,250)	5c	—		442,647
Goodwill	—	589,250	5c	—		589,250
Investment in associates and available for sale assets	27,481	(27,481)	5d	—		—
Deferred income tax assets	4,512	—		—		4,512
Others	13,573	(13,573)	5d	—		—
Other assets		41,054	5d	—		41,054

	1,446,980	—		(32,926)		1,414,054

Total Assets	$2,255,414	—		$(32,926)		$2,222,488

Liabilities and equity
Current liabilities
Short term bank credit and loans and current maturities of long-term loans	397,601	(397,601)	5e	—		—
Short-term borrowings	—	397,601	5e	—		397,601
Accounts payable:				—		—
Trade	104,565	(104,565)	5f			—
Other	156,365	(156,365)	5g	—		—
Accounts Payable	—	225,998	5f, 5g	—		225,998
Leases	7,757	—		(7,757)	5o	—
Dividends payable	—	—		—		—
Other current liabilities	—	34,932	5g	(8,573)	5n	26,359

	666,288	—		(16,330)		649,958

NON-CURRENT LIABILITIES:
Long-term loans, net of current maturities	399,833	—		—		399,833
Retirement benefit obligations, net	33,690	—		—		33,690
Deferred income tax liabilities	66,234			—		66,234
Leases	25,322	—		(25,322)	5o	—
Liability for shareholders of subsidiaries and other	142,627	(19,802)	5h	(122,825)	5n	—
Other liabilities	—	19,802	5h	—		19,802

	667,706	—		(148,147)		519,559

TOTAL LIABILITIES	1,333,994	—		(164,477)		1,169,517
Redeemable Noncontrolling Interest				131,398	5n	131,398
Equity attributable to owners of the parent:
Ordinary shares	17,094	—		—		17,094
Other capital surplus	116,132	(116,132)	5i	—		—
Capital in excess of par value		116,132	5i	—		116,132
Translation differences	(85,299)	85,299	5j	—		—
Retained earnings	872,640	(872,640)	5j	—		—
Less-cost of company shares held by the company	(3,693)	3,693	5j	—		—
Treasury stock, at cost	—	(3,693)	5j	—		(3,693)
Other equity		787,341	5j	153	5n	787,494

Total Shareholders’ Equity	916,874	—		153		917,027
Noncontrolling interest	4,546	—		—		4,546

TOTAL EQUITY	$921,420	—		$153		$921,573

TOTAL EQUITY AND LIABILITIES	$2,255,414	—		$(32,926)		$2,222,488

UNAUDITED FRUTAROM US GAAP STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2018

	Frutarom IFRS	Reclassification Adjustments	Notes	IFRS to U.S. GAAP Adjustments	Notes	Frutarom U.S. GAAP
Revenue:
Net sales	786,110	—		—		786,110
Cost of Sales	466,928	(466,928)	5k	—		—
Cost of goods sold	—	466,928	5k	—		466,928

Gross profit	319,182	—		—		319,182

Selling, marketing, research and development expenses—net	134,697	(134,697)	5l	—		—
Research and development expenses	—	30,770	5l	—		30,770
Selling and administrative expenses	—	141,640	5l	—		141,640
General and administrative expenses	51,179	(51,179)	5l	—		—
Amortization of acquisition-related intangibles	—	13,466	5l	—		13,466
Other expenses—net	(315)	315	5l	—		—
Gain on sales of fixed assets	—	(691)	5l	—		(691)
Group’s share of earnings of companies accounted for at equity	(1,326)	1,326	5l	—		—

Income From Operations	134,947	(950)		—		133,997

Financial Expenses—net	12,758	(12,758)	5m	—		—
Interest Expense	—	12,758	5m	—		12,758
Other (income) expense, net		(950)	5l	—		(950)

Income Before Taxes on Net Income	122,189	—		—		122,189
Income Tax	23,600	—		—		23,600

Net income (Including Noncontrolling Interests)	98,589	—		—		98,589
Less: noncontrolling interests	756	—		2,449	5n	3,205

Net Income	97,833	—		(2,449)		95,384

Net income per share — basic	1.64					1.60
Net income per share — diluted	1.63					1.59

UNAUDITED FRUTAROM US GAAP STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2017

	Frutarom IFRS	Reclassification Adjustments	Notes	IFRS to U.S. GAAP Adjustments	Notes	Frutarom U.S. GAAP
Revenue:
Net sales	$1,362,396	$—		$—		$1,362,396
Cost of Sales	837,271	(837,271)	5k	—		—
Cost of goods sold	—	837,271	5k	—		837,271

Gross profit	525,125	—		—		525,125

Selling, marketing, research and development expenses—net	220,014	(220,014)	5l	—		—
Research and development expenses	—	43,644	5l	—		43,644
Selling and administrative expenses	—	246,332	5l	—		246,332
General and administrative expenses	92,155	(92,155)	5l	—		—
Amortization of acquisition-related intangibles	—	22,193	5l			22,193
Restructuring and other charges, net	—	(340)	5l			(340)
Other expenses—net	3,392	(3,392)	5l	—		—
Gain on sales of fixed assets	—	1,934	5l	—		1,934
Group’s share of earnings of companies accounted for at equity	(1,402)	1,402	5l	—		—

Income From Operations	210,966	396		—		211,362

Financial Expenses—net	24,606	(24,606)	5m	—		—
Interest Expense	—	10,075	5m	—		10,075
Other (income) expense, net		14,927	5l, 5m	(1,602)	5p	13,325

Income Before Taxes on Net Income	186,360	—		1,602		187,962

Income Tax	34,797	—		308	5p	35,105

Net income (Including Noncontrolling Interests)	151,563	—		1,294		152,857
Less: noncontrolling interests	1,884	—		3,011	5n	4,895

Net Income	$149,679	$—		$(1,717)		$147,962

Net income per share—basic	$2.52					$2.49
Net income per share—diluted	$2.51					$2.48

Adjustments included in the column “Reclassification Adjustments” are as follows:

Represents certain reclassifications of historical Frutarom’s financial statement line items to conform to the expected financial statement line items of the combined group including:

Balance sheet items:

a)	Accounts receivable: Trade and Other have been reclassified to Trade receivables, net;

b)	Prepaid expenses and advances to suppliers have been reclassified to Prepaid expenses and other current assets;

c)	The portion of intangible assets that relates to goodwill was classified separately as goodwill;

d)	Investment in associates and available for sale assets and Others have been reclassified to Other assets;

e)	Short term bank credit and loans and current maturities of long-term loans have been reclassified to Short-term borrowings;

f)	Accounts payable: Trade has been reclassified to Accounts Payable;

g)

Accounts payable: Other has been reclassified as follows: (i) an amount of $34,932 that represents $8,572 of Put-Option liability and $26,360 of the current portion of Contingent consideration, has been reclassified to Other current liabilities, and (ii) the remaining balance of $121,433 has been reclassified to Accounts Payable. See Note 5(h) for the reclassification for the long-term portion of the contingent consideration.

h)	The portion of liability for shareholders of subsidiaries and other that relates to long term portion of contingent consideration has been reclassified to Other liabilities;

i)	Other capital surplus has been reclassified to Capital in excess of par value; and

j)	Translation differences and Retained earnings have been condensed into other equity. Cost of company shares held by Frutarom have been reclassified to Treasury stock, at cost.

Statement of income items:

k)	Cost of Sales have been reclassified to Cost of goods sold;

l)

Selling, marketing, research and development expenses—net, General and administrative expenses, Other expenses—net and Group’s share of earnings of companies accounted for at equity have been reclassified in accordance with IFF’s presentation as below:

Frutarom’s Presentation	Year ended Dec 31, 2017	Period ended June 30, 2018	IFF’s Presentation	Year ended Dec 31, 2017	Period ended June 30, 2018
Selling, marketing, research and development expenses—net	$220,014	$134,697	Research and development expenses	$43,644	$30,770
General and administrative expenses	92,155	51,179	Selling and administrative expenses	246,332	141,640
Other expenses—net	3,392	(315)	Restructuring and other charges, net	(340)	—
Group’s share of earnings of companies accounted	(1,402)	(1,326)	Amortization of acquisition-related intangibles	22,193	13,466
			Losses (Gain) on sales of fixed assets	1,934	(691)
			Other (income) expense, net	396	(950)

	$314,159	$184,235		$314,159	$184,235

m)

The Portion of Financial Expenses – net that relates to expenses on debt have been reclassified to Interest Expense and the remaining portion that relates to foreign exchange gain or loss has been reclassified to Other (income) expenses, net.

Adjustments included in the column “IFRS to U.S. GAAP Adjustments” are as follows:

The following adjustments have been made to convert Frutarom’s historical balance sheet as of June 30, 2018 and statement of operations for the six months ended June 30, 2018 and the year ended December 31, 2017 to U.S. GAAP for purposes of the pro forma presentation:

n)

Reflects an adjustment to reclassify put option liability as redeemable noncontrolling interest to mezzanine equity. As part of several acquisitions effected by Frutarom, the noncontrolling interest holders of the acquired entities were granted an option to sell (“Put option”) their respective interests to Frutarom. In accordance with IFRS, Frutarom recognized a liability for such put options. Under U.S. GAAP, IFF determined the put options cannot be separated from the noncontrolling interest and the combination of a noncontrolling interest and the redemption feature require classification of such noncontrolling interest as a redeemable noncontrolling interest in the combined balance sheet. Further, those noncontrolling interests which are not currently redeemable but are probable to become redeemable are measured using the present value of the redemption value as of the earliest redemption date and the noncontrolling interests which are currently redeemable are measured at the maximum redemption amount. IFF has reviewed the computation of liabilities for put option under IFRS and determined that the amounts to be recorded for redeemable non-controlling interest under U.S. GAAP would be materially the same as the amount of such liabilities for put option recorded under IFRS. Accordingly, the unaudited pro forma condensed combined balance sheet as at June 30, 2018 was adjusted to reclassify the current and non-current portion of liability for put option that represented redeemable portion of noncontrolling interest as mezzanine equity which is presented between total liabilities and shareholders’ equity. In addition, as a result of the reclassification to mezzanine equity, a portion of the profit has been allocated to the relevant NCI in accordance with U.S. GAAP.

o)

For the year ended December 31, 2017, Frutarom accounted for the lease arrangements entered into under IAS 17—Leases (“IAS 17”). Frutarom has elected to early adopt IFRS 16—Leases (“IFRS 16”) issued by the IASB, as of January 1, 2018, which requires entities to recognize a lease liability that reflects future lease payments and a “right-of-use” asset in all lease arrangements, with no distinction between capital/finance and operating leases subject to an exemption of certain short term leases or leases of low value assets. As a result of the early adoption of IFRS 16, Frutarom has recorded its operating leases as a “right to use” asset along with a corresponding lease liability in its historical balance sheet for the six months ended June 30, 2018. Regarding all leases, Frutarom applied the transitional provisions under IFRS 16 such that it initially recognized a liability at the commencement date at an amount equal to the present value of the lease payments during the lease, discounted using the effective interest rate as of that date, and concurrently recognized a right-of-use asset at an amount identical to the liability. As a result, adoption of the standard had no impact on equity and retained earnings of Frutarom as of initial application. IFF will adopt ASC 842 beginning January 1, 2019. Accordingly, IFF will reverse changes made by Frutarom under IFRS 16 and leases are accounted for under ASC 840 for the six months ending June 30, 2018.

p)

Expected return on plan assets—Under IFRS, companies calculate a net interest cost (income) by applying the discount rate to the net pension benefit obligation or asset, while U.S. GAAP requires companies to calculate a separate return on plan assets using an estimated long-term rate of return on plan assets. The interest cost on the pension benefit obligation is generally the same under both IFRS and U.S. GAAP.

The following is a summary of the calculation of the pro forma statement of operations adjustment of $1.6 million for the year ended December 31, 2017 relating to the expected return on plan assets. This adjustment is due to the different asset return rates used for IFRS versus U.S. GAAP and has been calculated using the following methodology:

Plan Asset	$28,699
Rate Differential:
Expected rate on plan assets	6.63%
Weighted average discount rate	1.04%
Difference in rates	5.58%
Pro forma adjustment	$1,602

The expected long-term rate of return on pension plan assets was estimated based on the plan’s investment strategy and asset allocation, historical capital market performance, and historical performance.

The tax impact of the pro forma statement of operations adjustment was estimated using Frutarom’s statutory tax rate in the jurisdictions expected to be impacted.

An adjustment for the six months ended June 30, 2018 has not been calculated since management believes that the adjustment is not material.

No pro forma balance sheet adjustment is required because the amounts recorded for pension assets and obligations will not change materially as a result of purchase accounting.

Note 6 –Pro Forma Adjustments

Adjustments included in the unaudited pro forma condensed combined balance sheet are represented by the following:

a)

Represents the adjustments to recognize additional amortization expense related to the increased basis of intangible assets (see Note 4), which have been recorded at estimated fair value on a pro forma basis and will be amortized over the estimated useful lives on a straight line basis. As part of the preliminary valuation analysis, IFF identified intangible assets related to product formulas, trade name and customer relationships.

The following table summarizes the estimated fair values of Frutarom’s identifiable intangible assets and their estimated useful lives and uses a straight line method of amortization (in USD thousands):

	Estimated Fair Value	Estimated Useful Life (in Years)	For the Six Months Ended June 30, 2018	For the Year Ended December 31 2017
Intangible assets
Product formulas	340,000	10	17,000	34,000
Trade name	140,000	20	3,500	7,000
Customer relationships	2,050,000	20	51,250	102,500

	2,530,000		71,750	143,500

Less: Historical amortization expense			11,838	23,676

Pro forma adjustment			$59,912	$119,824

The estimated tax impact of the fair market value adjustments on the amortization expense is reflected in the statements of operations using the weighted average statutory tax rate of the jurisdictions expected to be impacted.

A 10% change in the valuation of definite lived intangible assets would cause a corresponding increase or decrease in the balance of goodwill and would also cause a corresponding increase or decrease in the annual amortization expense of approximately $14,350.

b)

The pro forma condensed combined balance sheet has been adjusted to reflect the elimination of Frutarom’s historical goodwill of $589,250 and to record goodwill resulting from the merger of $4,312,435. Recorded goodwill is calculated as the difference between the fair value of the purchase price paid and the preliminary values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. See Note 4 for the calculation of the amount of preliminary goodwill recognized in connection with the merger.

c)

The pro forma condensed combined balance sheet has been adjusted to step up Frutarom’s inventory to a fair value of approximately $372,000, an increase of $33,119 from the carrying value. This fair value estimate of inventory is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. The final fair value determination for inventories may differ from this preliminary determination. No adjustment to the unaudited pro forma condensed combined statement of operations has been recorded since the step up of inventory does not have a continuing impact on the combined company.

d)

The pro forma condensed balance sheet has been adjusted to include the adjustment to deferred tax liabilities, on a preliminary basis, of $401,790 resulting from the pro forma fair value adjustments for inventory, intangible assets (excluding goodwill which is not tax deductible), and liabilities utilizing a weighted average statutory rate for the jurisdictions expected to be impacted. Because the tax rate used for these pro forma financial statements is an estimate, it will likely vary from the actual rate in periods subsequent to the completion of the merger and those differences may be material.

e)

The pro forma condensed combined balance sheet has been adjusted to reflect an adjustment of $917,027 to eliminate Frutarom’s historical shareholders’ equity, which represents the historical book value of Frutarom’s net assets, as a result of the merger. The pro forma adjustment to equity also reflects the issue of IFF shares to Frutarom out of the treasury shares of the Company as part of the purchase consideration (Note 3). The cost to reissue treasury stock is determined using the average cost method. See table below for more details:

	Reversal of Frutarom’s equity	Issue of IFF’s shares to Frutarom	Pro forma adjustment
Common Stock	(17,094)	—	(17,094)
Capital in excess of par value	(116,132)	1,333,317	1,217,185
Treasury stock, at cost	3,693	701,390	705,083
Other equity	(787,494)	—	(787,494)

Total	$(917,027)	$2,034,707	$1,117,680

In addition, other pro forma adjustments to other equity include the following adjustments:

	Amount	Tax impact	Pro forma adjustment
Adjustment related to extinguishment of IFF’s debt (Note 6f)	(38,841)	8,173	(30,668)
Adjustment related to acquisition related cost (Note 6h)	(38,046)	—	(38,046)
Adjustment related to bridge finance commitment fee (Note 6h)	(29,224)	6,838	(22,386)
Adjustment related to fair valuation of derivatives (Note 6g)	8,463	(1,782)	6,681

Total		$13,229	$(84,419)

f)

IFF expects to finance the merger with a combination of up to $3.2 billion of new debt, cash on hand and up to $2.3 billion in equity. The financing is expected to consist of (i) issuing new par value debt in the form of notes of approximately $2,750 million at a weighted average effective interest rate of 3.44% per annum with maturities ranging from 2 – 30 years, a portion of which will be denominated in currencies other than the U.S. dollar (ii) obtaining a new term loan facility of up to $350 million (iii) the recent issuance of new Tangible Equity Units (TEU) of $825 million, securities consisting of (a) 3-year prepaid common stock purchase contract of approximately $685.5 million and (b) 3-year amortizing bond of approximately $139.5 million at an effective interest rate of 5.83%, and (iv) the recent issuance of new common shares for $1,650 million.

Based on the expected structure of the TEUs, IFF expects the purchase contract component of the TEUs to meet equity classification which has been reflected as such in the unaudited pro forma condensed combined balance sheet. The classification of the TEU will be subject to detailed assessment once finalized and a different conclusion may result in a material impact on these unaudited pro forma condensed combined financial information.

IFF has entered into a debt commitment letter with Morgan Stanley Senior Funding, Inc. to obtain a 364-day bridge facility of up to $5,450 million to the extent IFF does not receive $5,450 million of net cash proceeds from the financing arrangements discussed above. This bridge facility is not expected to be utilized, and thus the fee of the bridge facility financing totaling $39.8 million is not included in the calculation of pro forma interest expense but will be considered an acquisition related cost (see Note 6(h)). On June 6, 2018, IFF entered into a term loan credit agreement to replace a portion of the bridge facility, reducing the amount of the bridge facility by $350 million. If IFF is not able to consummate the financing discussed above, and instead must utilize the bridge facility to fund the acquisition, the adjustment to annual interest expense is expected to be approximately $66.2 million for the six months ended June 30, 2018 and $132.3 million for the year ended December 31, 2017 respectively. Financial expenses related to the amortization of the fee for bridge financing recognized by IFF during the six months ended June 30, 2018, amounting to $10.6 million, have been removed for pro forma purposes, since it does not have a continuing impact (see Note 6(h)). In addition, the accrual created by the Company for the bridge financing fee of $12 million as of June 30, 2018 has been reversed to reflect the total impact of estimated bridge facility financing to cash and retained earnings on pro forma balance sheet (see Note 6(l))

IFF intends to retire all of Frutarom’s existing debt utilizing funds raised by the expected financing arrangements above. Additionally, in connection with the merger, IFF intends to prepay in full IFF’s current outstanding senior secured notes due 2019-2027. Pursuant to this, IFF will incur certain pre-payment penalties and swap unwind costs. These transactions will be treated as an extinguishment of debt, with a loss of $38.8 million associated with the pre-payment of senior secured notes due 2019-2027 along with swap unwind fee. The loss on extinguishment is reflected in the unaudited pro forma balance sheet as a reduction of retained earnings and a reduction of cash as it will be expensed by IFF. It is not reflected in the pro forma statement of operations due to its nonrecurring nature.

The following pro forma adjustments have been recorded in the pro forma condensed combined balance sheet in relation to the new debt (in USD thousands):

As of June 30, 2018
Term loan	350,000
Senior notes	2,750,000
Debt portion of TEUs	139,472
Debt issuance costs	(24,852)
Extinguishment of Frutarom’s existing debt	(797,434)
Repayment of IFF’s existing debt	(249,776)

Pro forma adjustment	$2,167,410

Allocated to:
Short-term borrowings	198,088
Long-term debt	1,969,322

Pro forma adjustment	$2,167,410

The following pro forma adjustments have been recorded in the pro forma condensed combined balance sheet in relation to the issuance of equity, net of issuance costs (in USD thousands):

	Issue of common stock	Equity portion of Tangible equity units	Pro forma adjustment
Common Stock	1,583	—	1,583
Capital in excess of par value	1,600,392	663,913	2,264,305

Total	$1,601,975	$663,913	$2,265,888

The following pro forma adjustments have been recorded in the pro forma condensed combined statements of operations (in USD thousands):

	Six Months Ended June 30, 2018	Year Ended December 31, 2017
Interest expense on Term Loan	4,528	12,679
Interest expense TEU notes	2,543	6,964
Interest on Senior Notes	41,057	91,465
Frutarom Interest Expense	(10,600)	(10,075)
Retirement of IFF Senior Notes	(8,219)	(16,438)
Reversal of fee recognized for bridge financing	(10,576)	—
Reversal of mark-to-market gain recognized foreign currency forward (note 6g)	24,937	—

Total pro forma adjustment	$43,670	$84,595

The weighted-average interest rate on the new term loan, new senior notes and amortizing bond (TEU) as of the issuance is expected to be 3.62%. The actual financing and terms of the financing will be subject to market conditions. A 1/8% change in interest rates on the debt to be incurred as part of the merger would result in a change in interest expense of $5.1 million annually.

g)

IFF entered into deal contingent foreign currency forward contract and interest rate swaps. The deal contingent foreign currency forward serves as an economic hedge of the Euro denominated portion of the senior notes to be issued, while the deal contingent interest rate swaps serve as an economic hedge of the underlying interest rate of the USD denominated senior notes. Upon securing the permanent financing, IFF intends to net settle these derivatives with the financial institutions by making or receiving payment. The foreign currency forward and interest rate swaps have not been considered to be designated as a hedge for the purposes of pro forma financial information. As of September 17, 2018, the foreign currency forward had a fair value of a gain of approximately $14,645 and the interest rate swaps had a fair value of a loss of approximately $6,182. For the purpose of the unaudited pro forma financial statements, recognition of these derivatives have been considered an event that is directly attributable to the merger, however, since these are deal contingent, there is no continuing impact. Accordingly, the pro forma balance sheet has been adjusted to reflect the fair value of these derivatives as of September 17, 2018, as if these derivatives were settled on the said date increasing cash and retained earnings. No future impact on pro forma statement of operations is considered due its non-recurring nature. However, during the six months ended June 30, 2018, IFF recognized $24,937 of mark-to-market gain related to interest rate swaps under Financing expenses – net, and $10,979 of mark-to-market loss relates to foreign current forward under Other (income) expenses, net. The unrealized gain/loss recognized by IFF on mark-to-market valuation of these derivatives during the six months ended June 30, 2018, has been eliminated from the pro forma statement of operations, since it does not have a continuing impact. The pro forma adjustments were tax effected using the worldwide weighted average statutory tax rate in the jurisdictions to which the adjustments are expected to relate.

h)

The pro forma condensed combined balance sheet has been adjusted to reflect an adjustment of $93,801 for estimated acquisition-related costs consisting of bridge facility financing fees of $39,800 and professional, legal and other acquisition-related fees of $50,501. Pursuant to the requirements for the preparation of pro forma financial information under Article 11 of Regulation S-X, these acquisition-related costs are not included in the pro forma condensed combined statements of operations, since these costs are nonrecurring. During the six months ended June 30, 2018, IFF recognized $12,455 as acquisition-related expenses. The Company paid $2,605 of these expenses and $9,850 are accrued as liability in the balance sheet as of June 30, 2018. The remaining costs expected to be paid in the future are reflected in the unaudited pro forma condensed combined balance sheet as a decrease to cash and cash equivalents, with the related tax benefits reflected as a decrease in other current liabilities and the after tax impact presented as a decrease to retained earnings. The acquisition-related costs recognized by IFF during the six months ended June 30, 2018, have been eliminated from the pro forma statement of operation, since it does not have a continuing impact. The adjustment related to acquisition-related cost in the pro forma financial statements is summarized below:

	Total estimated cost	Paid until June 30, 2018	Pro Forma adjustment to cash	Expense recognized during Six Months ended June 30, 2018	Pro forma adjustment to retained earnings
Bridge financing fee	39,800	(24,716)	15,084	(10,576)	29,224
Acquisition-related cost	50,501	(2,605)	47,896	(12,455)	38,046

			$62,980		$67,270

i)

The pro forma condensed combined statement of operation has been adjusted for the impact of the adoption of ASU 2017-07—Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, to present the non-service components of periodic pension cost to “Other (income) expense, net” in the pro forma condensed combined statements of operations.

j)

The estimated tax impact of the interest expense adjustments have been reflected in the pro forma condensed combined statement of operation using the weighted average statutory tax rate of the jurisdictions expected to be impacted. Because the tax rate used for these pro forma financial statements is an estimate, it will likely vary from the actual rate in periods subsequent to the completion of the business combination and those differences may be material.

k)	The following table summarizes the pro forma adjustments to cash and cash equivalent (in USD thousands):

Pro Forma adjustment
Proceeds from debt financing (Note 6f)	2,167,410
Proceeds from equity financing (Note 6f)	2,265,888
Prepayment penalty and loss-unwind fee (Note 6f)	(38,841)
Payment of Acquisition-related cost (Note 6h)	(62,980)
Net payment upon settlement of derivatives (Note 6g)	8,463

Total	$4,339,940

l)	The following table summarizes the pro forma adjustments to other current liabilities (in USD thousands):

Pro Forma adjustment
Tax impact of adjustment posted (Note 6e)	13,229
Reversal of accrual created for bridge financing fee (Note 6f)	12,001
Reversal of accrual created for acquisition related cost (Note 6h)	9,850

$35,080

Note 7—Pro Forma Earnings Per Share

The following table presents the calculation of pro forma combined basic and diluted net loss per share of common stock, after giving effect to:

(a)	the preliminary estimated number of shares of IFF common stock to be issued as part of purchase consideration calculated using the exchange ratio;

(b)	the preliminary estimated number of shares of IFF common stock to be issued in order to finance the acquisition; and

(c)	the dilutive impact of equity portion of the tangible equity units for the year ended December 31, 2017 and the six months ended June 30, 2018 (in USD thousands, except per share amounts):

	Year Ended December 31, 2017	Six Months Ended June 30, 2018
Pro forma net profit attributable to stockholders	282,873	259,746

Weighted average number of IFF shares outstanding—Basic	79,070	79,041
IFF shares issued to Frutarom as part of purchase consideration (Note 3)	14,907	14,907
Fresh equity of common stock to finance the acquisition (Note 6f)	12,089	12,089
Common stock issuable upon conversion of Tangible equity units	5,171	5,171

Pro forma weighted average number shares outstanding—Basic	111,237	111,208

Weighted average number of IFF shares outstanding—Diluted	79,370	79,347
IFF shares issued to Frutarom as part of purchase consideration (Note 3)	14,907	14,907
Fresh equity of common stock to finance the acquisition (Note 6f)	12,089	12,089
Diluted common stock issuable upon conversion of Tangible equity units	6,334	6,334

	112,700	112,677
Pro forma net income per share of common stock—Basic	2.54	2.34
Pro forma net income per share of common stock—Diluted	2.52	2.31